Exhibit 11

March 4, 2016

Artisan Partners Funds, Inc.

875 East Wisconsin Avenue, Suite 800

Milwaukee, Wisconsin 53202-5402

Ladies and Gentlemen:

We have acted as Wisconsin corporate counsel for you in connection with the registration statement on Form N-14 (the “Registration Statement”) to be filed by Artisan Partners Funds, Inc. (the “Company”), relating to the issuance by the Company of Investor Shares and Institutional Shares of common stock, $.01 par value (the “Shares”), of the Artisan Mid Cap Value Fund. The Registration Statement relates to the proposed reorganization of the Artisan Small Cap Value Fund into the Artisan Mid Cap Value Fund, pursuant to an agreement and plan of reorganization (the “Agreement”).

In connection with this opinion, we have reviewed: (i) the Registration Statement (including the information statement/prospectus and form of Agreement included therein); (ii) the Company’s Amended and Restated Articles of Incorporation, as amended to date (the “Articles of Incorporation”), and Bylaws, as amended and restated (the “Bylaws”); (iii) certain resolutions of the Company’s Board of Directors; and (iv) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In conducting such review, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares will be validly issued, fully paid, and non-assessable by the Company when issued under the terms of the Agreement included in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended (the “Securities Act”), the Investment Company Act of 1940, as amended, and applicable state securities laws and assuming effectiveness of the Registration Statement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.